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As filed with the Securities and Exchange Commission on November 26, 2003

Registration Statement No. 333-108207

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LINCARE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0331330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19387 U.S. 19 North
Clearwater, FL 33764
(727) 530-7700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Angela P. Bryant
Lincare Holdings Inc.
19387 U.S. 19 North
Clearwater, FL 33764
(727) 530-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert A. Schwed
Stuart R. Nayman
Hale and Dorr LLP
300 Park Avenue
New York, New York 10022
Telephone: (212) 937-7200
Telecopy: (212) 937-7300

        Approximate date of commencement of proposed sale to public:    From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated November 26, 2003

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Lincare Holdings Inc.

$275,000,000
Principal Amount of 3.00% Convertible Senior Debentures due 2033
and 5,156,663 shares of Common Stock issuable upon the conversion of the debentures

        This prospectus relates to an aggregate principal amount of $275 million of 3.00% Convertible Senior Debentures due 2033 and the 5,156,663 shares of our common stock issuable upon conversion of the debentures. This prospectus will be used by the selling securityholders from time to time to resell their debentures and the shares of our common stock issuable upon conversion of the debentures. We will not receive any proceeds from the sale of the debentures or the underlying shares of our common stock offered by this prospectus.

        The principal terms of the debentures include the following:

Interest:	accrues from June 11, 2003 at the rate of 3.00% per annum, payable on each June 15 and December 15, beginning on December 15, 2003; in addition, beginning with the six-month interest period commencing on June 15, 2008, we will pay additional contingent interest if the average trading price of the debentures on the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the debentures.
Maturity Date:	June 15, 2033, unless earlier converted, redeemed or repurchased by us.
Conversion Rate:	18.7515 shares per $1,000 principal amount of debentures, subject to adjustment.
Conversion Options:
by a holder under the following circumstances: (1) after June 30, 2003, if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for a period specified in this prospectus, (2) if we call the debentures for redemption, (3) upon the occurrence of certain corporate transactions, or (4) if we obtain credit ratings for the debentures, during any period when the credit ratings assigned to the debentures are below the levels specified in this prospectus.
Redemption Options:
by us, in cash, at any time, on or after June 15, 2008 at a price equal to 100% of the principal amount, plus accrued and unpaid interest (including contingent interest, if any); by a holder, at a price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) on June 15, 2008 for cash, and on June 15, 2010, June 15, 2013 and June 15, 2018 or at any time prior to their maturity following a fundamental change as described in this prospectus, for any combination of cash or shares of our common stock, at our option.
Ranking:
equal in priority with all of our existing and future unsecured and unsubordinated indebtedness; senior in right of payment to all of our existing and future subordinated indebtedness; effectively junior to any of our secured indebtedness to the extent of the assets securing such indebtedness and any of our indebtedness that is guaranteed by our subsidiaries; and payment of principal and interest will be structurally subordinated to the liabilities of our subsidiaries.

        The debentures are not listed on any securities exchange. The debentures are designated for trading in the PORTAL market. Our common stock is listed on the Nasdaq National Market under the symbol "LNCR." The last reported sale price of our common stock on the Nasdaq National Market on November 25, 2003 was $30.12 per share. The debentures are subject to U.S. federal income tax rules applicable to contingent payment debt instruments. See "Material U.S. Federal Income Tax Considerations" beginning on page 37.

        See "Risk Factors" beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2003

TABLE OF CONTENTS

	Page		Page
Forward-Looking Statements	i	Material U.S. Federal Income Tax
Prospectus Summary	1	Considerations	37
Summary of the Debentures	2	Plan of Distribution	43
Risk Factors	6	Legal Matters	44
Ratio of Earnings to Fixed Charges	10	Experts	44
Use of Proceeds	11	Additional Information	44
Selling Securityholders	12	Incorporation of Certain Documents by
Description of the Debentures	15	Reference	45
Description of Capital Stock	35

        We have not and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in the prospectus. We are not and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that are not based on historical facts, or forward-looking statements, all of which are uncertain. We have based those forward-looking statements on projections and estimates regarding the economy in general, the health care industry and other factors that impact our results of operations. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. The estimates relate, among other things, to reimbursement by government and third party payors for our equipment and services, the costs associated with government regulation of the health care industry and the effects of competition and industry consolidation. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or variations of these terms or other comparable terminology.

        Key factors that have an impact on our ability to attain these estimates include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, demand for our equipment and services, the availability of appropriate acquisition candidates and our ability to successfully complete acquisitions, efficient operations of our existing and future operating facilities, regulation and/or regulatory action affecting us or our business, economic and competitive conditions and access to borrowed and/or equity capital on favorable terms.

        In making forward-looking statements, we have made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions we have used differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Any forward-looking statement in this prospectus speaks only as of the date of this prospectus. We are under no duty to, and do not intend to, update or revise any of the forward-looking statements after the date of this prospectus except as may be required by law.

i

PROSPECTUS SUMMARY

        This summary highlights information included elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in the debentures and the underlying shares of our common stock. You should carefully consider the entire prospectus, including the "Risk Factors" section, before making an investment decision.

Our Company

        We are one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. Our customers typically suffer from chronic obstructive pulmonary disease, such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen or other respiratory therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction.

        Our strategy is to increase our market share through internal growth and strategic acquisitions. We have achieved internal growth in existing geographic markets through the addition of new customers and referral sources to our network of local operating centers. In addition, we intend to continue to expand into new geographic markets on a selective basis, either through acquisitions or by opening new operating centers. In 2002, we acquired 28 local and regional companies with operations in 25 states. These acquisitions expanded our presence in three states where we did not previously operate, as well as in states where we had existing operations.

        Our revenue growth is dependent upon the overall growth rate of the home respiratory market and on our ability to increase market share through effective marketing efforts and selective acquisitions. Growing cost containment efforts by government and private insurance reimbursement programs have created an increasingly competitive environment, accelerating consolidation trends within the home health care industry.

        We intend to continue to concentrate on providing oxygen and other respiratory therapy services to patients in the home and we intend to provide home medical equipment and other services where we believe that those services will enhance our primary business. In 2002, oxygen and other respiratory therapy services accounted for approximately 90% of our revenues.

        We were incorporated in Delaware in 1990. Our principal executive offices are located at 19387 U.S. 19 North, Clearwater, Florida 33764. Our telephone number is (727) 530-7700 and our website is www.lincare.com. The information on our website does not form a part of this prospectus.

SUMMARY OF THE DEBENTURES

        The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled "Description of Debentures." For purposes of the description of debentures included in this prospectus, references to "the company," "issuer," "Lincare," "us," "we" and "our" refer only to Lincare Holdings Inc. and do not include our subsidiaries.

Maturity Date	June 15, 2033, unless earlier converted, redeemed or repurchased.
Ranking
The debentures are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures effectively rank junior to any of our secured indebtedness, including our senior indebtedness secured by the stock of our subsidiaries as described under "Risk Factors—Risks Related to the Debentures—The debentures are unsecured and, therefore, are effectively subordinated to any of our secured debt, to the extent of the assets securing such indebtedness." The debentures also effectively rank junior to any of our indebtedness, including our senior indebtedness, that is guaranteed by our subsidiaries as described under "Risk Factors—Risks Relating to the Debentures—The debentures are effectively subordinated to the liabilities of our subsidiaries and any of our indebtedness that is guaranteed by our subsidiaries." The debentures are structurally subordinated to all liabilities of our subsidiaries, including guarantees by our subsidiaries of our indebtedness. We have a secured revolving bank credit facility under which we can borrow up to $200.0 million. As of September 30, 2003, we had an outstanding balance of $45.0 million under our secured credit facility and our remaining outstanding secured debt of $95.0 million consisted of our outstanding senior secured notes. All of this debt is guaranteed by our subsidiaries. In addition, as of September 30, 2003, our subsidiaries had liabilities of $186.1 million, excluding intercompany payables.
Interest	3.00% per annum on the principal amount, payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2003.
Contingent Interest
Beginning with the six-month interest period commencing on June 15, 2008, we will pay contingent interest during a six-month interest period if the average trading price of the debentures during the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the debentures. The amount of contingent interest payable per $1,000 principal amount of debentures during a six-month interest period will equal 0.25% of the average trading price of such $1,000 principal amount of debentures during the applicable five-trading-day reference period, payable in arrears.

Conversion Rights
Holders may convert the debentures into shares of our common stock at a conversion rate of 18.7515 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $53.33 per share), subject to adjustment, only under the following circumstances:

• during any calendar quarter commencing after June 30, 2003, if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;
• if the debentures have been called for redemption by us;
• upon the occurrence of specified corporate transactions described under "Description of Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions"; or

• if we obtain credit ratings with respect to the debentures from Moody's Investors Service, Inc. or Standard & Poor's Rating Services or both, during any period in which (i) the long-term credit rating assigned to the debentures by both Moody's and Standard & Poor's (or by either of them if we obtain a credit rating from only one of Moody's or Standard & Poor's) is lower than Ba1 and BB+, respectively, (ii) both Moody's and Standard & Poor's have (or either of them has, if we obtain a credit rating from only one of Moody's or Standard & Poor's) discontinued, withdrawn or suspended their ratings with respect to the debentures or (iii) either Moody's or Standard & Poor's has discontinued, withdrawn or suspended its rating with respect to the debentures and the remaining rating is lower than Ba1 or BB+, as applicable.

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest (including contingent interest, if any) will be deemed paid by the common stock issued to the holder upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.
Sinking Fund	None.
Optional Redemption
Prior to June 15, 2008, the debentures are not redeemable. On or after June 15, 2008, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 days' notice for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the redemption date.

Repurchase of Debentures by Us at the Option of the Holder
Holders may require us to repurchase some or all of the debentures on June 15, 2008, June 15, 2010, June 15, 2013 and June 15, 2018 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date. Any debentures we repurchase on June 15, 2008 will be paid for in cash. For any debentures that holders require us to repurchase on June 15, 2010, June 15, 2013 or June 15, 2018, we may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in "Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder") or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest (including contingent interest, if any) in cash.
Fundamental Change
If we undergo a fundamental change (as defined in this prospectus) prior to maturity of the debentures, holders have the right, at their option, to require us to repurchase some or all of their debentures at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date. We may, at our option, pay the repurchase price for such debentures in cash or shares of our common stock (valued using the method set forth in "Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change") or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest (including contingent interest, if any) in cash.
U.S. Federal Income Tax Considerations
Under the indenture governing the debentures, we agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue from June 11, 2003 at the rate of 6.75% per year, compounded semi-annually, which represents the yield on comparable noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue. A United States Holder, as defined in this prospectus, will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Material U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the sale of the debentures or shares of our common stock issuable on conversion of the debentures by the selling securityholders.
Book-Entry Form
The debentures were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

RISK FACTORS

        You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the debentures and the underlying shares of our common stock. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the debentures and common stock issuable upon conversion of the debentures to decline, which in turn could cause you to lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

        You should carefully consider the discussion of the material risks relating to our business contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference in this prospectus, starting on page 13 and in any report subsequently filed by us with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference into this prospectus, as well as in any accompanying prospectus supplement, in evaluating our company, our business and our prospects. In addition, you should carefully consider the following risks relating to an investment in the debentures.

RISKS RELATED TO THE DEBENTURES

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

        On June 15, 2008, holders of the debentures may require us to repurchase their debentures for cash. In addition, on June 15, 2010, June 15, 2013 and June 15, 2018, or following a fundamental change as described under "Description of Debentures—Repurchase of Debentures by Us at Option of Holder upon a Fundamental Change," holders of debentures may require us to repurchase their debentures, at our option in cash or shares of our common stock or a combination thereof. A fundamental change may also constitute an event of default under, and result in the acceleration of the maturity of, our then-existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures.

You should consider the United States federal income tax consequences of owning the debentures.

        Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue from June 11, 2003 at the rate of 6.75% per year, compounded semi-annually, which represents the yield on comparable noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue. A United States Holder, as defined in this prospectus, will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

        A United States Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Material U.S. Federal Income Tax Considerations."

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

        We expect that the trading prices of the debentures in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities.

        It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales may occur, could affect the price of our common stock.

Our holding company structure may adversely affect our ability to meet our debt service obligations under the debentures.

        Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

The debentures are effectively subordinated to the liabilities of our subsidiaries and any of our indebtedness that is guaranteed by our subsidiaries.

        The debentures are effectively subordinated to all existing and future liabilities of our subsidiaries and any of our indebtedness that is guaranteed by our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Each of our wholly owned subsidiaries is a guarantor under our secured revolving bank credit facility, under which we may borrow up to $200.0 million, and under our outstanding senior secured notes. As of September 30, 2003, we had an outstanding balance of $45.0 million under our revolving bank credit facility and we had $95.0 million of outstanding senior secured notes. Our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization are subject to the prior claims of the subsidiary's creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary (including the lenders under our revolving bank credit facility and the holders of our outstanding senior secured notes), except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of September 30, 2003, our subsidiaries had liabilities of $186.1 million, excluding intercompany payables.

The debentures are unsecured and, therefore, are effectively subordinated to any of our secured debt.

        The debentures are not secured by any of our assets or those of our subsidiaries. In addition, the debentures are not guaranteed by our subsidiaries. As a result, the debentures are effectively subordinated to our revolving bank credit facility and our outstanding senior secured notes, each of which is secured by a pledge of the stock of our wholly owned subsidiaries and guaranteed by our subsidiaries. The debentures will also be effectively subordinated to any other secured debt that we may incur. As of September 30, 2003, we had an outstanding balance of $45.0 million under our revolving bank credit facility and we had $95.0 million of outstanding senior secured notes. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the debentures.

No public market exists for the debentures, and the resale of the debentures is subject to uncertainties regarding the existence of any trading market for the debentures.

        The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. Although the debentures were sold to qualified institutional buyers under Rule 144A, which means the debentures are eligible for trading on the PORTAL market, we cannot assure you that an active or sustained trading market for the debentures will develop or that you will be able to sell your debentures.

        Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions, which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

        The initial purchasers in the offering made pursuant to Rule 144A under the Securities Act informed us that they intended to make a market in the debentures after the offering was completed. However, the initial purchasers may cease their market-making at any time. Accordingly, there can be no assurance that a market for the debentures will develop. Furthermore, if a market were to develop, the market price for the debentures may be adversely affected by changes in our financial performance, changes in the price of our common stock, changes in the overall market for similar securities and performance or prospects for companies in our industry.

If you hold debentures, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

        If you hold debentures, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you are not entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock during the life of the debentures. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

Our certificate of incorporation and by-law provisions, and several other factors, could limit another party's ability to acquire us and could deprive you of the opportunity to obtain a takeover premium for your shares of common stock.

        Provisions in our certificate of incorporation and by-laws may make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See "Description of Capital Stock—Preferred stock" and "—Delaware law and specified charter and by-law provisions."

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

        The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

Conversion of the debentures will dilute the ownership interest of existing stockholders.

        The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratios of earnings to fixed charges for periods indicated:

		Years ended December 31,
	Nine months ended September 30, 2003
		2002	2001	2000	1999	1998
Ratio (1)	12.2x	11.8x	8.4x	7.3x	11.2x	16.7x

(1)
Computed by dividing pre-tax net income before fixed charges by fixed charges. Fixed charges means the sum of the following:

•
interest expense,

•
amortized premiums, discounts and capitalized expenses related to indebtedness, and

•
an estimate of the interest within rental expense.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures by the selling securityholders.

        The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, if any, and fees and expenses of our counsel and our accountants.

SELLING SECURITYHOLDERS

        We issued the debentures covered by this prospectus in private placements on June 11, 2003 and June 23, 2003. The debentures were resold by the initial purchases to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the shares of our common stock into which the debentures are convertible pursuant to this prospectus.

        The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and the shares of our common stock into which the debentures are convertible beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based solely on information provided by or on behalf of the following selling securityholders to us in a questionnaire and is as of the date specified by the securityholders in those questionnaires.

Full Legal Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Shares of Lincare Common Stock Beneficially Owned Upon Conversion of the Debentures(1)	Debentures Owned After Completion of the Offering(2)	Shares of Lincare Common Stock Owned After Completion of the Offering(2)
AIG DKR SoundShore Oasis Holding Fund Ltd.	$5,000,000	93,757	0	0
AIG DKR SoundShore Strategic Holding Fund Ltd.	5,750,000	107,821	0	0
Akela Capital Master Fund, Ltd.	6,000,000	112,509	0	0
Arbitex Master Fund, L.P.	5,000,000	93,757	0	0
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	1,900,000	35,627	0	0
Argent Classic Convertible Arbitrage Fund, LP	1,200,000	22,501	0	0
Argent Classic Convertible Arbitrage Fund II, L.P.	400,000	7,500	0	0
Argent LowLev Convertible Arbitrage Fund Ltd.	3,000,000	56,254	0	0
Argent LowLev Convertible Arbitrage Fund, LLC	1,200,000	22,501	0	0
Banc of America Securities LLC	15,800,000	296,273	0	0
Bank of America Pension Plan	2,500,000	46,878	0	0
Barclays Global Investors Limited	5,000,000	93,757	0	0
BBT Fund, L.P.	7,000,000	131,260	0	0
Bear, Stearns & Co. Inc.	1,000,000	18,751	0	0
Chrysler Corporation Master Retirement Trust	4,135,000	77,537	0	0
Class C Trading Company, Ltd.	1,200,000	22,501	0	0
Clinton Multistrategy Master Fund, Ltd.	13,845,000	259,614	0	0
Clinton Riverside Convertible Portfolio Limited	14,255,000	267,302	0	0
CNH CA Master Account, L.P.	2,000,000	37,503	0	0
Cobalt Corporation	250,000	4,687	0	0
Concentrated Alpha Partners, L.P.	500,000	9,375	0	0
Convertible Securities Fund	50,000	937	0	0
DBAG-London	5,400,000	101,258	0	0
Deephaven Domestic Convertible Trading Ltd.	13,804,000	258,845	0	0
Delta Air Lines Master Trust - CV	1,750,000	32,815	0	0
Delta Pilots Disability & Survivorship Trust - CV	825,000	15,469	0	0
Duckbill & Co	1,000,000	18,751	0	0

Gaia Offshore Master Fund Ltd.	8,200,000	153,762	0	0
GLG Market Neutral Fund	15,000,000	281,272	0	0
Global Bermuda Limited Partnership	600,000	11,250	0	0
HighBridge International LLC	5,000,000	93,757	0	0
KBC Financial Products USA Inc.	3,500,000	65,630	0	0
Lakeshore International Limited	2,400,000	45,003	0	0
Lighthouse Multi-Strategy Master Fund LP	500,000	9,375	0	0
Lyxor Master Fund	800,000	15,001	0	0
Lyxor/Gaia II Fund Ltd.	1,800,000	33,752	0	0
Man Convertible Bond Master Fund, Ltd.	5,885,000	110,352	0	0
Mellon HBV Master Convertible Arbitrage Fund LP	1,000,000	18,751	0	0
Mellon HBV Master Multi-Strategy Fund LP	250,000	4,687	0	0
Microsoft Corporation	1,405,000	26,345	0	0
Mint Master Fund LP	250,000	4,687	0	0
MLQA Convertible Securities Arbitrage Ltd.	5,000,000	93,757	0	0
Motion Picture Industry Health Plan - Active Member Fund	430,000	8,063	0	0
Motion Picture Industry Health Plan - Retiree Member Fund	285,000	5,344	0	0
National Benefit Life Insurance Company	21,000	393	0	0
Nations Convertible Securities Fund	6,950,000	130,322	0	0
Nomura Securities Intl. Inc.	18,000,000	337,527	0	0
OCM Convertible Trust	4,085,000	76,599	0	0
Partner Reinsurance Company Ltd.	1,425,000	26,720	0	0
Peoples Benefit Life Insurance Company TEAMSTERS	6,000,000	112,509	0	0
Pioneer Alternative Investment Management Limited for and on behalf of Pioneer Convertible Bond Arbitrage	8,500,000	159,387	0	0
Plexus Fund Limited	8,500,000	159,387	0	0
Polygon Global Opportunities Master Fund	7,000,000	131,260	0	0
Primerica Life Insurance Company	210,000	3,937	0	0
Quattro Fund Ltd.	7,600,000	142,511	0	0
Quest Global Convertible Master Fund, Ltd.	2,500,000	46,878	0	0
Qwest Occupational Health Trust	485,000	9,094	0	0
Radian Asset Assurance Inc.	2,000,000	37,503	0	0
Radian Group Convertible Securities	1,500,000	28,127	0	0
Radian Guaranty	5,000,000	93,757	0	0
Silver Convertible Arbitrage Fund, LDC	800,000	15,001	0	0
Silverback Master, LTD	3,000,000	56,254	0	0
Sphinx Convertible Arbitrage Fund SPC	196,000	3,675	0	0
St. Thomas Trading, Ltd.	14,115,000	264,677	0	0

State Employees' Retirement Fund of the State of Delaware	1,925,000	36,096	0	0
Swiss Re Financial Products Corporation	7,500,000	140,636	0	0
Teachers Insurance and Annuity Association of America	6,000,000	112,509	0	0
The Coast Fund, L.P.	6,000,000	112,509	0	0
The Northwestern Mutual Life Insurance Company	3,000,000	56,254	0	0
The Standard Fire Insurance Company	403,000	7,556	0	0
The Travelers Casualty and Surety Company of Illinois	533,000	9,994	0	0
The Travelers Indemnity Company	403,000	7,556	0	0
The Travelers Insurance Company Separate Account TLAC	42,000	787	0	0
The Travelers Insurance Company - Life	1,480,000	27,752	0	0
The Travelers Life and Annuity Company	108,000	2,025	0	0
Travelers Series Trust Convertible Bond Portfolio	500,000	9,375	0	0
White River Securities L.L.C.	1,000,000	18,751	0	0
Wilmington Trust Co. As Owner & TTEE for the Forestal Funding Master Trust	2,500,000	46,878	0	0
Xavex Convertible Arbitrage 10 Fund	400,000	7,500	0	0
Xavex Convertible Arbitrage 2 Fund	500,000	9,375	0	0
Zazove Convertible Arbitrage Fund L.P.	3,000,000	56,254	0	0
Zazove Hedged Convertible Fund L.P.	1,000,000	18,751	0	0
Zurich Institutional Benchmark Management c/o Quattro Fund	1,900,000	35,627	0	0
Zurich Institutional Benchmark Master Fund LTD.	200,000	3,750	0	0

(1)
Assumes conversion of all the securityholders' debentures at the initial conversion rate of 18.7515 shares of common stock per $1,000 principal amount of debentures. However, the conversion rate is subject to adjustment as described under "Description of Debentures—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)
We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

        None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with us, or any of our subsidiaries, within the past three years, other than Banc of America Securities LLC, which was one of the initial purchasers of the debentures. From time to time the selling securityholders may hold other securities that we have issued.

DESCRIPTION OF DEBENTURES

        We issued the debentures under an indenture, dated as of June 11, 2003, between us and U.S. Bank Trust National Association, as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee. In addition, we have filed the indenture as an exhibit to the registration statement on Form S-3 of which this prospectus is a part and have filed the registration rights agreement with the SEC as an exhibit to a Current Report on Form 8-K, filed June 12, 2003.

        The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

        As used in this "Description of Debentures" section, references to "Lincare," "we," "our" or "us" refer solely to Lincare Holdings Inc. and not to our subsidiaries.

General

        The debentures will mature on June 15, 2033 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 18.7515 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $53.33 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture, you will receive only shares of our common stock and a cash payment to account for any fractional share. You will not receive any cash payment for interest (or contingent interest or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

        If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

        The debentures were issued only in denominations of $1,000 principal amount and integral multiples thereof. References to "a debenture" or "each debenture" in this prospectus refer to $1,000 principal amount of the debentures. The debentures are limited to $275 million aggregate principal amount.

        As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

        When we refer to "common stock," we mean the common stock, par value $.01 per share, of Lincare Holdings Inc., which is the only outstanding class of our capital stock.

Ranking

        The debentures are our direct, unsecured and unsubordinated obligations. The debentures rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures effectively rank junior to any of our secured indebtedness, including our senior indebtedness secured by the stock of our subsidiaries, to the extent of the assets securing such indebtedness. The debentures also effectively rank junior to any of our indebtedness that is guaranteed by our subsidiaries. See "Risk Factors—Risks Related to the Debentures—The debentures are unsecured and, therefore, are effectively subordinated to any of our secured debt" and "—The debentures are effectively subordinated to the liabilities of our subsidiaries and any of our indebtedness that is guaranteed by our subsidiaries." In addition, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary, including guarantees by the subsidiary of our indebtedness. As of September 30, 2003, we had total outstanding secured debt of $140.0 million, consisting of $95.0 million of outstanding senior secured notes and an outstanding balance of $45.0 million under our revolving bank credit facility. All of this debt is guaranteed by our subsidiaries. In addition, as of September 30, 2003, our subsidiaries had liabilities of $186.1 million, excluding intercompany payables.

Interest

        The debentures bear interest at a rate of 3.00% per annum. We will also pay contingent interest on the debentures in the circumstances described under "—Contingent Interest." Interest (including contingent interest and additional amounts, if any) is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2003.

        Interest on a debenture (including contingent interest and additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the June 1 or December 1, as the case may be (each, a "record date"), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including contingent interest and additional amounts, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from June 11, 2003 or from the most recent date to which interest has been paid or duly provided for.

Contingent Interest

        Beginning with the six-month interest period commencing on June 15, 2008, we will pay contingent interest on the interest payment date for a six-month interest period if the average trading price (as defined below) of the debentures on the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the debentures.

        On any interest payment date when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of such debenture during the applicable five trading-day reference period.

        We will notify the holders of the debentures upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

        The "trading price" of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $10,000,000 aggregate principal amount of debentures at approximately 4:00 p.m.,

New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

  •
  at least three such bids are not obtained by the bid solicitation agent, or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date,

then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.

        The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

Optional Redemption by Us

        No sinking fund is provided for the debentures. Prior to June 15, 2008, the debentures are not redeemable. On or after June 15, 2008, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the redemption date.

        If the redemption date is an interest payment date, interest (including contingent interest and additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

        We will provide not less than 30 nor more than 60 days' notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

        If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

        We may not redeem the debentures if we have failed to pay any interest (including contingent interest and additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

        Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 18.7515 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $53.33 per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

        You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

  •
  in whole or in part, upon satisfaction of a sale price condition;

  •
  if any of your debentures are called for redemption, those debentures that have been so called;

  •
  in whole or in part, upon the occurrence of specified corporate transactions; or

  •
  in whole or in part, if a credit ratings event occurs.

        If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either "—Repurchase of Debentures by Us at the Option of the Holder" or "—Repurchase of Debentures by Us at Option of Holder upon a Fundamental Change," you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

        Upon conversion, you will not receive any cash payment of interest (including contingent interest and additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the debenture; and

  •
  accrued but unpaid interest (including contingent interest and additional amounts, if any) to but excluding the conversion date.

        As a result, accrued but unpaid interest (including contingent interest and additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see "Material U.S. Federal Income Tax Considerations."

        Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest (including contingent interest and additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest and additional amounts, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is during such period or (3) to the extent of any overdue interest (including any contingent interest and additional amounts) if any overdue interest exists at the time of conversion with respect to such debenture.

        If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

        Conversion Procedures.    To convert your debenture into common stock you must do the following:

  •
  complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

  •
  surrender the debenture to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture.

        The conversion agent will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

        Conversion upon Satisfaction of Market Price Condition.    You may surrender your debentures for conversion into our common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

        Conversion upon Notice of Redemption.    If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption into our common stock at any time prior to the close of business on the second business day prior to the redemption date.

        Conversion upon Specified Corporate Transactions.    If we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

  •
  distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under "—Repurchase of Debentures by Us at Option of Holder upon a Fundamental Change."

        Conversion upon Credit Ratings Event.    If we obtain a credit rating for the debentures from Moody's Investors Service, Inc. or Standard & Poor's Rating Services or both, then you will have the right to surrender your debentures for conversion into our common stock prior to maturity as follows:

  •
  if we obtain a credit rating for the debentures from both Moody's and Standard & Poor's, during any period in which (1) the long-term credit rating assigned to the debentures by Moody's is lower than Ba1 and by Standard & Poor's is lower than BB+, (2) both Moody's and Standard & Poor's have discontinued, withdrawn or suspended their ratings with respect to the debentures or (3) either Moody's or Standard & Poor's has discontinued, withdrawn or suspended its rating with respect to the debentures and the remaining rating is lower than Ba1 or BB+, as applicable; or

  •
  if we obtain a credit rating for the debentures from only one of Moody's and Standard & Poor's, during any period in which (1) the long-term credit rating assigned to the debentures by such rating agency is lower than Ba1 or BB+, as applicable, or (2) such rating agency has discontinued, withdrawn or suspended its rating.

        The debentures have not been assigned a credit rating by any rating agency. We have no obligation to obtain a credit rating for the debentures, and these provisions do not apply to any credit rating that we have not requested.

        Conversion Rate Adjustments.    The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

  (1)
  the payment to all holders of common stock of dividends or other distributions payable in shares of our common stock;

  (2)
  the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof, provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

  (3)
  subdivisions, splits and combinations of our common stock;

  (4)
  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

  (5)
  distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, together with (1) other all-cash distributions made within the preceding 12 months in respect of which no other adjustment has been made and (2) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for our common stock concluded within the preceding 12 months in respect of which no other adjustment has been made, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; or

  (6)
  the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for our common stock concluded within the preceding 12 months in respect of which no other adjustment has been made and (2) the aggregate amount of any all-cash distributions to all holders of shares of common stock within the preceding 12 months in respect of which no other adjustment has been made, exceeds an amount equal to 10% of our market capitalization on the expiration of the tender or exchange offer.

        If we adopt a rights plan while debentures remain outstanding, holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

        In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of debentures at least 15 days' notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see "Material U.S. Federal Income Tax Considerations—Tax Consequences to United States Holders—Constructive Dividends."

        The "current market price" per share of common stock on any day means the average of the last reported sale price for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question (including upon the occurrence of a fundamental change) and the day before the ex-dividend trading with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex-dividend trading," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

        No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion.

        The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest (including contingent interest and additional amounts, if any).

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. However, any adjustments, which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

Repurchase of Debentures by Us at the Option of the Holder

        You have the right to require us to repurchase all or a portion of your debentures on June 15, 2008, June 15, 2010, June 15, 2013 and June 15, 2018 (each, a "repurchase date").

        We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

        The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date.

        In the case of any debentures that you require us to repurchase on June 15, 2008, we are required to pay the repurchase price in cash. In the case of any debentures that you require us to repurchase on June 15, 2010, June 15, 2013 or June 15, 2018, we may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest (including contingent interest and additional amounts, if any) in cash). Our right to pay all or any of the repurchase price in shares of our common stock is subject to additional conditions specified below.

        If we elect, for the June 15, 2010, June 15, 2013 or June 15, 2018 repurchase date, to pay the repurchase price in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of our common stock. The market price of our common stock will be determined prior to the applicable repurchase date, as described below. If we elect to pay the repurchase price in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        As used under this caption and under "—Repurchase of Debentures by Us at Option of Holder upon a Fundamental Change," "market price" means, with respect to any repurchase date (including upon the occurrence of a fundamental change) or other date of determination, the average of the last reported sale price of our common stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination, as the case may be (or, if such third business day is not a trading day, then ending on the last trading day prior to such third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 20 trading-day period and ending on the applicable repurchase date or date of determination, as the case may be, of any event requiring an adjustment of the conversion rate under the indenture.

        Because the market price of our common stock is determined prior to the applicable repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

        On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

  •
  the repurchase price;

  •
  whether we will pay the repurchase price in cash, in shares of our common stock or any combination thereof, specifying the percentage or amounts of each;

  •
  if we elect to pay the repurchase price with shares of our common stock, the method of calculating the market price of our common stock;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that holders must follow to require us to repurchase their debentures.

        Your notice electing to require us to repurchase debentures must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers;

  •
  the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000;

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

  •
  if we have elected to pay the repurchase price in shares of our common stock but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase date, whether you elect:

  •
  to withdraw the repurchase election as to some or all of the debentures to which it relates; or

  •
  to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election.

        If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Material U.S. Federal Income Tax Considerations."

        If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

        You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

        To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

        If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the business day following the repurchase date, then, on and after such date:

  •
  the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

  •
  all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

        Our right to pay the repurchase price for debentures in whole or in part in shares of our common stock is subject to various conditions, including:

  •
  our providing timely written notice, as described above, of our election to pay all or part of the repurchase price in shares of common stock;

  •
  our common stock being then listed on a national or regional securities exchange or quoted on the Nasdaq Automated Quotation System;

  •
  information necessary to calculate the market price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available;

  •
  registration of the shares of our common stock under the Securities Act or the Exchange Act, in each case if required; and

  •
  our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the repurchase date, we will pay the repurchase price for such holder's debentures entirely in cash. We may not change our election with respect to the form in which we will pay the repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at Option of Holder upon a Fundamental Change

        If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date.

        We may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest (including contingent interest and additional amounts, if any) in cash).

        If we elect to pay the repurchase price in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of our common stock. The market price of our common stock will be determined prior to the applicable repurchase date, as described under "—Repurchase of Debentures by Us at the Option of the Holder." If we elect to pay the repurchase price in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

        Because the market price of our common stock is determined prior to the applicable repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

        A "fundamental change" will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

  •
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors; or

  •
  consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change.

        A fundamental change will not be deemed to have occurred in respect of either of the foregoing, however, if either:

  •
  the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

  •
  at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term "capital stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

        On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change repurchase price;

  •
  the fundamental change repurchase date;

  •
  whether we will pay the repurchase price in cash, common stock or a combination thereof, specifying the percentages or amounts of each;

  •
  if we elect to pay the repurchase price in common stock, the method of calculating the market price of our common stock;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their debentures.

        To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

  •
  if certificated, the certificate numbers of your debentures to be delivered for repurchase;

  •
  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

  •
  if we have elected to pay the repurchase price in shares of our common stock but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase date, whether you elect: to withdraw the repurchase election as to some or all of the debentures to which it relates; or to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election.

If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Material U.S. Federal Income Tax Considerations."

        If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

        You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

        We will be required to repurchase the debentures no later than 30 days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then:

  •
  the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

  •
  all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

        Our right to pay the fundamental change repurchase price for debentures in whole or in part in shares of our common stock is subject to the conditions described under "—Repurchase of Debentures by Us at the Option of the Holder." If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the fundamental change repurchase date, we will pay the repurchase price for such holder's debentures entirely in cash. We may not change our election with respect to the form in which we will pay the repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

        The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

        The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Merger and Sale of Assets by Us

        The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the debentures and the indenture;

  •
  immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

        Upon any permitted consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Events of Default; Notice and Waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

  •
  we fail to pay any interest (including contingent interest and additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

  •
  we fail to provide notice of the occurrence of a fundamental change on a timely basis;

  •
  default in our obligation to convert the debentures into shares of our common stock upon exercise of a holder's conversion right;

  •
  default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

  •
  default in our obligation to redeem the debentures after we have exercised our option to redeem;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the outstanding debentures;

  •
  default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $10.0 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including contingent interest and additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including contingent interest and additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including contingent interest and additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

        The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

  •
  extend the fixed maturity of any debenture;

  •
  reduce the rate or extend the time for payment of interest (including contingent interest or additional amounts, if any) on any debenture;

  •
  reduce the principal amount of any debenture;

  •
  reduce any amount payable upon redemption or repurchase of any debenture;

  •
  affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

  •
  affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

  •
  affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

  •
  impair the right of a holder to institute suit for payment on any debenture;

  •
  change the currency in which any debenture is payable;

  •
  impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of debentures required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

  •
  secure any debentures;

  •
  evidence the assumption of our obligations by a successor person;

  •
  add covenants for the benefit of the holders of debentures;

  •
  cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of holders;

  •
  establish the forms or terms of the debentures;

  •
  evidence the acceptance of appointment by a successor trustee; and

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  make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in Respect of Debentures

        We are responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including contingent interest and additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

        We have appointed U.S. Bank Trust National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

        The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

        The debentures were issued:

  •
  in fully registered form;

  •
  without interest coupons; and

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  in denominations of $1,000 principal amount and integral multiples of $1,000.

        Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which initially is the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

        Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the debentures pursuant to which we have, for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures, at our cost, filed the shelf registration statement, of which this prospectus is a part, covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act. Our obligation to keep the registration statement effective terminates upon the earlier of: the second anniversary of the original date of issuance of the debentures; and such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

        We may suspend the use of this prospectus which is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

  •
  45 days in any three-month period; or

  •
  120 days for all periods in any 12-month period.

        We will pay predetermined additional amounts to holders of debentures and holders of common stock issued upon conversion of the debentures if the prospectus is unavailable for periods in excess of those permitted above.

        The additional amounts will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

        A holder who elects to sell securities pursuant to this prospectus will be required to:

  •
  be named as a selling securityholder in this prospectus or a related prospectus supplement;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder with copies of this prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

        This summary of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, the registration rights agreement, which is incorporated by reference into the registration statement, which includes this prospectus.

Book-Entry System

        The debentures are evidenced by a global debenture. We have deposited the global debenture with DTC and registered the global debenture in the name of Cede & Co. as DTC's nominee. Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in the global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

        Beneficial interests in the global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in the global debenture will:

  •
  not be entitled to have certificates registered in their names;

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  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global debenture.

        We will pay interest (including contingent interest and additional amounts, if any) on and the redemption price and the repurchase price of the global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in the global debenture; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in certificated form in exchange for the global debenture. In addition, we may at any time and in our sole discretion determine not to have debentures represented by the global debenture and in such event will issue certificates in definitive form in exchange for the global debenture.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock and preferred stock, please refer to our charter and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

        We are authorized to issue 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share.

Common stock

        Voting.    For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share held of record. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none outstanding, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

        Dividends.    If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

        Liquidation and dissolution.    If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

        Other rights and restrictions.    The outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that we may issue in the future. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

        Listing.    Our common stock is listed on The Nasdaq National Market under the symbol "LNCR".

        Transfer agent and registrar.    The transfer agent and registrar for our common stock is Computershare Investor Services.

Preferred stock

        Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have the number of shares, designations, powers, preferences, and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

        Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Certain effects of authorized but unissued stock

        We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

        The existence of unissued and unreserved shares of common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party's attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware law and specified charter and by-law provisions

        Business combinations.    We are subject to the provisions of section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Limitation of liability; indemnification.    Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our amended and restated by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

        Stockholder action; special meeting of stockholders.    Our amended and restated by-laws provide that stockholders may take action at a duly called annual or special meeting of stockholders or by written consent. Our amended and restated by-laws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, by a majority of the board of directors, by our president, or by the stockholders holding of record at least 50% of the outstanding shares entitled to vote at such meeting.

        Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that hold the debentures and our common stock as capital assets.

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

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  insurance companies;

  •
  dealers and certain traders in securities;

  •
  persons holding the debentures or our common stock as part of a "straddle," "hedge," "conversion" or similar transaction;

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  United States Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  certain former citizens or residents of the United States;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

        The debentures will be treated as indebtedness for U.S. federal income tax purposes. Under the indenture governing the debentures, we agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent payment debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes. Recently, the Internal Revenue Service (the "IRS") issued Revenue Ruling 2002-31 and Notice 2002-36, addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS also clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the applicability of the contingent payment debt regulations and Revenue Ruling 2002-31 to any particular instruments, such as the debentures, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will not assert that the debentures should be treated differently. A different treatment of the debentures could affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the debentures and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a debenture or our common stock that is for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        Interest Accruals on the Debentures.    Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the "comparable yield") determined at the time of issuance of the debentures. Accordingly, United States Holders generally will be required to include interest, which we also refer to as tax original issue discount, in income, in each year prior to maturity, in excess of the regular and any contingent interest payments on the debentures. The comparable yield for the debentures is based on the yield at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. We have determined the comparable yield to be 6.75%, compounded semi-annually.

        Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we are required to construct a "projected payment schedule" in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. Holders who wish to obtain the projected payment schedule may do so by contacting Lincare Holdings Inc., 19387 US 19 North, Clearwater, Florida 33764, Attention: Treasurer.

        Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of our common stock into which the debentures may be converted. For U.S. federal income tax purposes, a United States Holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a debenture, unless such United States Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS. Pursuant to the terms of the indenture, we and every United States Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

        Based on the comparable yield and the issue price of the debentures, a United States Holder of a debenture (regardless of its accounting method) will be required to accrue as interest income the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "issue price").

        The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the debentures for previous accrual periods (without regard to the actual amount paid).

        In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a "negative adjustment" equal to the amount of such difference. This negative adjustment will (1) first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in income in the taxable year and (2) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of the United States Holder's previous interest inclusions under the debenture over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (1) and (2) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, conversion, exchange or retirement of the debentures.

        If a United States Holder purchases a debenture at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The United States Holder must reasonably allocate the adjustment over the remaining term of the debenture by reference to (1) accruals of tax original issue discount at the comparable yield, (2) projected payments, or (3) both, depending on the circumstances. In the case of a premium, the United States Holder's adjusted tax basis in the debenture is reduced by the amount of the negative adjustment when such adjustment is taken into account. In the case of a discount, the United States Holder's adjusted tax basis in the debenture is increased by the amount of the positive adjustment when such adjustment is taken into account.

        Sale, Conversion, Exchange or Retirement of the Debentures.    Upon a sale, conversion, exchange or retirement of a debenture for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange or retirement (including the fair market value of our common stock received, if any) and such United States Holder's adjusted tax basis in the debenture. A United States Holder's adjusted tax basis in a debenture will generally be equal to the United States Holder's purchase price for the debenture, increased by any interest income previously accrued on the debenture by the United States Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments on the debenture to the United States Holder for previous accrual periods (without regard to the actual amount paid). A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of the United States Holder's previous interest inclusions on the debenture over the United States Holder's total negative adjustments on the debenture previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

        A United States Holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

        Constructive Dividends.    If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the debentures. Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to our stockholders to subscribe for our common stock will not be a taxable dividend.

        Taxation of Distributions on Common Stock.    Distributions with respect to shares of our common stock received upon a conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received or accrued, in accordance with such United States Holder's method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. United States Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

        Sale or Other Disposition of Common Stock.    Unless a nonrecognition provision applies, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax Consequences to Non-United States Holders

        As used herein, the term "Non-United States Holder" means a beneficial owner of a debenture or our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        Debentures.    All payments on the debentures made to a Non-United States Holder, including a payment in our common stock or cash pursuant to a conversion, exchange or retirement and any gain realized on a sale of the debentures, will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

  •
  the certification requirement described below has been fulfilled with respect to the Non-United States Holder,

  •
  such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, and

  •
  in the case of gain realized on the sale, conversion, exchange or retirement of the debentures we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange or retirement and the period the Non-United States Holder held the debentures, a U.S. real property holding corporation. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

However, if a Non-United States Holder were deemed to have received a constructive dividend (see "Tax Consequences to United States Holders—Constructive Dividends" above), the Non-United States Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

        The certification requirement referred to above will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

        If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "—Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax.

        Common Stock.    Dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

        If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "—Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a 30% branch profits tax.

        A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless: the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

        If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        Information returns may be filed with the IRS in connection with payments on the debentures or our common stock and the proceeds from a sale or other disposition of the debentures or our common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U. S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the debentures and the underlying shares of our common stock offered by this prospectus. The debentures and the underlying common stock may be offered and sold from time to time by the selling securityholders. The term "selling securityholders" includes donees, pledgees, transferees or other successors-in-interest selling debentures and the underlying shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

        The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the debentures and the underlying shares of our common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the debentures and the underlying shares of our common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and the underlying shares of our common stock short and redeliver the debentures and the underlying shares of our common stock to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the debentures or shares offered by this prospectus, which the debentures and the underlying shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the debentures and the underlying shares of our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged debentures and the underlying shares of our common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

        In offering the debentures and the underlying shares of our common stock covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the debentures and the underlying shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the underlying shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of debentures and the underlying shares of our common stock in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the debentures or shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of debentures and the underlying shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of debentures and the underlying shares of our common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed to keep the registration statement effective until the earlier of: the second anniversary of the original date of issuance of the debentures; and such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

LEGAL MATTERS

        The validity of the debentures and the underlying shares of common stock offered by the prospectus will be passed upon for us by Hale and Dorr LLP, New York, New York.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 10-K as of December 31, 2002 and for each of the three years in the period ended December 31, 2002, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at

1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement that is contained in a document incorporated by reference in this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the completion of the offering contemplated by this prospectus:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

  •
  our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003;

  •
  our quarterly report on Form 10-Q for the quarterly period ended June 30, 2003, filed with the SEC on August 14, 2003;

  •
  our quarterly report on Form 10-Q for the quarterly period ended September 30, 2003, filed with the SEC on November 14, 2003;

  •
  our current report on Form 8-K, filed with the SEC on June 6, 2003;

  •
  our current report on Form 8-K, filed with the SEC on June 9, 2003;

  •
  our current report on Form 8-K, filed with the SEC on June 12, 2003;

  •
  our current report on Form 8-K, filed with the SEC on June 24, 2003;

  •
  our current report on Form 8-K, filed with the SEC on November 26, 2003;

  •
  all of our filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

  •
  our registration statement on Form 8-A, filed with the SEC on March 18, 1992.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Investor Relations
Lincare Holdings Inc.
19387 U.S. 19 North
Clearwater, FL 33764
(727) 530-7700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Lincare Holdings Inc. (the "Registrant") (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission.	$22,248
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Miscellaneous expenses	32,000

Total Expenses	$134,248

Item 15. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such provisions in its Certificate of Incorporation.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The by-laws of the Registrant provide for indemnification of the officers and directors to the full extent permitted by applicable law. The Registrant has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

        EXHIBIT INDEX

Exhibit Number	Exhibit
4.1(A)	Registration Rights Agreement, dated June 11, 2003, among Lincare Holdings Inc. and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers
4.2*	Indenture, dated as of June 11, 2003, between Lincare Holdings Inc. and U.S. Bank Trust National Association, as Trustee, for the 3.00% Convertible Senior Debentures due 2033, including form of 3.00% Convertible Senior Debenture due 2033 attached thereto as Exhibit A
5.1*	Opinion of Hale and Dorr LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of KMPG LLP
23.2*	Consent of Hale and Dorr LLP, included in Exhibit 5.1
24.1*	Power of Attorney
24.2	Power of Attorney
25.1*	Form T-1, Statement of Eligibility under the Trust Indenture Act of U.S. Bank Trust National Association

(A)
Incorporated by reference to the Registrant's Form 8-K, filed June 12, 2003.

*
Previously filed.

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

  2.
  That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Lincare Holdings Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on November 26, 2003.

LINCARE HOLDINGS INC.
By:	/s/ PAUL G. GABOS Paul G. Gabos Chief Financial Officer

SIGNATURES

Signature	Title	Date

* John P. Byrnes	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 26, 2003
* Paul G. Gabos	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	November 26, 2003
/s/ STUART H. ALTMAN Stuart H. Altman, Ph.D.	Director	November 26, 2003
* Chester B. Black	Director	November 26, 2003
* Frank D. Byrne, M.D.	Director	November 26, 2003
* Frank T. Cary	Director	November 26, 2003
* William F. Miller, III	Director	November 26, 2003
*By: /s/ PAUL G. GABOS Paul G. Gabos Attorney-in-fact	November 26, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1(A)	Registration Rights Agreement, dated June 11, 2003, among Lincare Holdings Inc. and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers
4.2*
Indenture, dated as of June 11, 2003, between Lincare Holdings Inc. and U.S. Bank Trust National Association, as Trustee, for the 3.00% Convertible Senior Debentures due 2033, including form of 3.00% Convertible Senior Debenture due 2033 attached thereto as Exhibit A
5.1*	Opinion of Hale and Dorr LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of KMPG LLP
23.2*	Consent of Hale and Dorr LLP, included in Exhibit 5.1
24.1*	Power of Attorney
24.2	Power of Attorney
25.1*	Form T-1, Statement of Eligibility under the Trust Indenture Act of U.S. Bank Trust National Association

(A)
Incorporated by reference to the Registrant's Form 8-K, filed June 12, 2003.

*
Previously filed.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
SUMMARY OF THE DEBENTURES
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITYHOLDERS
DESCRIPTION OF DEBENTURES
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX